%%subject%% file:///wanlink/...20eBusiness/6.0%20Email%20Management/Email%20Templates/ETF/ETF-proxy%20vote%20update-201802xx-FA-2.html[2/2/2018 9:56:38 AM] Important Information on Guggenheim ETF Proxy. Proxy FAQs. Learn More. For financial professional use only. Do not distribute to the public. Important Request from Guggenheim We recently mailed proxy materials to Guggenheim ETF shareholders (with the exception of CurrencyShares) for a special meeting of shareholders scheduled for February 16th. Shareholders are being asked to consider and vote on a proposal for each Guggenheim ETF to be reorganized into a corresponding newly created ETF of the PowerShares by Invesco family of funds, in connection with Invesco Ltd.’s agreement to purchase the Guggenheim ETF business. WE NEED YOUR HELP. Please encourage your clients to cast their important proxy vote as soon as possible so that we may avoid continued follow-up and delay in the business of the funds. Our proxy solicitor, AST Fund Solutions, is in the process of contacting shareholders who have not yet voted their shares. Thus, please be aware that your clients may receive a telephone call to ensure they have received proxy material, to answer any questions they may have, and to solicit a proxy vote. If your clients contact you, please recommend that they exercise their voting rights and support the proposal. If you have discretion to vote on behalf of your clients, please vote your clients’ shares through your standard internal voting process or call AST Fund Solutions at 888 626 0988 to ask for assistance in voting. We greatly appreciate your efforts in encouraging your clients’ participation in this important matter. Please read our Guggenheim ETF Proxy: Frequently Asked Questions for more information. If you have any additional questions about the proxy, please call AST at 888 626 0988, or call Guggenheim at 800 345 7999. Sincerely, Guggenheim Investments p.s. The proxy package included instructions on voting shareholder shares by phone, internet, or by mail. For your convenience, we have also included this information below. VOTING OPTIONS Touch- tone Phone Call 800 690 6903. Shareholders will need their proxy control number found on the top right of their proxy card. Internet Go to proxyvote.com. Shareholders will need their proxy control number found on the top right of their proxy card. Mail ALL SHAREHOLDERS MAY MAIL THEIR PROXY BALLOT BACK IN THE BUSINESS REPLY ENVELOPE PROVIDED For financial professional use only. Do not distribute to the public. This information is subject to change at any time, based on market and other conditions. All discussion of the funds strategies mentioned must be accurate, fair and balanced, including the risks relative to the funds discussed. Please see the proxy statement/prospectus for a full discussion of the applicable risks.

%%subject%% file:///wanlink/...20eBusiness/6.0%20Email%20Management/Email%20Templates/ETF/ETF-proxy%20vote%20update-201802xx-FA-2.html[2/2/2018 9:56:38 AM] Read a fund’s prospectus and summary prospectus (if available) carefully before investing. It contains the fund’s investment objectives, risks, charges, expenses and other information, which should be considered carefully before investing. Obtain a prospectus and summary prospectus (if available) at GuggenheimInvestments.com or call 800.820.0888. Guggenheim Investments represents the investment management businesses of Guggenheim Partners, LLC ("Guggenheim"). Securities offered through Guggenheim Funds Distributors, LLC. Guggenheim Funds Distributors, LLC is affiliated with Guggenheim Partners, LLC. #32245 Manage Subscription Preferences | View in Browser | Unsubscribe